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                                                                  Exhibit 99.(a)

                                    EXHIBIT A

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                        GENERAL SECURITIES, INCORPORATED

     The following Restated Articles of Incorporation are adopted pursuant to Minnesota Statutes Chapter 302A.131 and supersede the original Articles of Incorporation of General Securities, Incorporated and all amendments thereto in their entirety.

                                    ARTICLE I

     The name of this corporation shall be "General Securities, Incorporated."

                                   ARTICLE II

     The purposes of this corporation shall be:

     (a)  To operate an open-end management investment company, or mutual fund.

     (b) To provide a means whereby its shareholders may aggregate their capital and savings, diversify their investments, secure the advantages of continuous informed and expert management for their investments, and obtain the possibility of maximum return and minimum risk in the investment of their funds.

     (c) To subscribe for, receive, purchase, or otherwise acquire, or obtain an interest in, own, hold, assign, deposit, exchange, sell, and otherwise dispose of, and generally to deal in and with fully or partly paid securities of every description. The term "securities" as used herein shall be construed to include, without being limited to, shares, stocks, treasury stocks, notes, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreements, collateral trust certificates, reorganization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, acceptances and other obligations, and any evidence of any right or interest in or to any cash, property or assets, or any interest or instrument commonly known as a security, whether issued by any private, governmental or political corporation, organization, company, association, syndicate, partnership or person.

     (d) To conduct research, investigations and examinations of businesses and enterprises of every kind and description with the aim of securing information and particulars for the investment and employment of capital, and to undertake and transact all kinds of business relating to the gathering and dissemination of economic, financial and investment information and statistics.

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     (e)  To enter into a contract or contracts providing for the sale and/or distribution of the securities issued by this corporation, and/or for the management of the business and the investment and reinvestment of the funds and assets of this corporation.

     (f) To issue its own securities and to sell and distribute such securities in such amounts and on such terms and conditions as the Board of Directors may from time to time determine.

     (g) To purchase, redeem, acquire, hold, transfer, resell, reissue, and cancel any of its own securities; provided, however, that it shall not purchase, redeem or otherwise acquire its own shares at a price in excess of the asset value of such shares, as defined in these Articles or in the Bylaws of this corporation.

     (h) To acquire, own, hold, manage, let, lease, exchange, sell, or otherwise dispose of, pledge, encumber, improve, or otherwise deal in or with any property, real, personal or mixed, tangible or intangible, which the corporation may acquire directly or indirectly from its ownership of any securities.

     (i) To exercise all rights, powers and privileges of ownership of all assets of the corporation, including the exercise of the privilege to vote any securities owned, and to consent to or oppose any reorganization, merger, consolidation, liquidation or dissolution, involving any issuer of such securities, to exchange any securities for other securities or property offered in any such case, and to do any acts or things not specifically prohibited by these Articles, the Bylaws, or applicable laws or regulations, designed to protect, preserve, improve or enhance the value of any security held by this corporation.

     (j) To pay all assessments, subscriptions and sums of money deemed expedient for the protection of its interest as holder of any security or property, to exercise any option contained in any securities for the conversion into or exchange for other securities or property, to exchange any securities or property for other securities or property, and generally to exercise in respect to all securities and property all such rights, powers and privileges as are or may be exercised by any person owning similar securities or property in his own right, except as expressly limited in these Articles or in the Bylaws of the corporation.

     (k) To pay all charges, costs, expenses and fees which may be deemed necessary, appropriate, expedient or convenient in carrying on the business of this corporation.

     (1) To do any and all other acts and things, in addition to those enumerated above, which may be necessary, proper, incidental, expedient or convenient to the conduct of the business or the attainment of the purposes of this corporation.

     The foregoing clauses and statements of purposes shall also be a statement of the powers of this corporation, but the declaration of purposes and powers herein set forth shall not be deemed to limit or restrict in any manner the powers of this corporation, which shall possess all the powers bestowed upon or permitted to it by law which are not inconsistent with those herein set forth.

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                                   ARTICLE III

     The location and post office address of the registered office of this corporation in the State of Minnesota is 5100 Eden Avenue, Suite 204, Edina, Minnesota 55436.

                                   ARTICLE IV

     SECTION 1. This corporation shall have and issue only one class of shares of stock. All shares in this corporation shall be shares of common stock and all shares of this corporation shall be equal in all respects and shall confer equal rights upon the holders thereof.

     SECTION 2. Every shareholder of record or his proxy or legal representative at the date fixed by the Board of Directors for the determination of persons entitled to vote at a meeting of shareholders, or if no date has been fixed, at the time of the meeting, shall be entitled at any such meeting to one vote for each share standing in his name on the books of the corporation at such date. There shall be no cumulative voting in this corporation.

     SECTION 3. The presence in person or by proxy of the holders of ten per cent (10%) of the shares of stock outstanding and entitled to vote at any annual or special meeting of the shareholders of this corporation shall constitute a quorum for the transaction of business. In the absence of a quorum any meeting may be adjourned from time to time without further notice other than by announcement at the meeting at which such adjournment is taken until a quorum is secured at any such adjourned meeting. The shareholders present at any duly called or held meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of such number of shareholders that those remaining are less than a quorum.

     SECTION 4. No shareholder as such shall have any preemptive right to subscribe for or purchase the shares of stock of this corporation.

                                    ARTICLE V

     SECTION 1. The total authorized number of shares in this corporation shall be ten million (10,000,000). The shares in this corporation shall have the nominal par value of one cent each.

     SECTION 2. No share of stock issued by the corporation shall be issued, sold or exchanged by or on behalf of the corporation for any amount or value less than the asset value thereof, determined as prescribed in the Bylaws. The shares of stock of this corporation, after payment therefor has been received by the corporation as aforesaid, shall not be subject to assessment to pay any debts or obligations of the corporation or for any other purpose.

     SECTION 3. The shares of stock of this corporation shall be purchased or redeemed by this corporation from any shareholder thereof upon demand, within such period as may be provided in the Bylaws or by resolution of the Board of Directors, at the asset value thereof,

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determined as prescribed in the Bylaws, provide that this right of redemption may be suspended by the Board of Directors during a period of emergency, and provide that the Board of Directors may establish a charge by way of discount to be made upon the purchase or redemption of such shares.

     SECTION 4. Shares of stock which have been purchased or redeemed by the corporation shall upon redemption have the status of authorized and unissued shares, and shall not be deemed to be treasury shares. Such shares may be re-issued by the corporation as though they had not previously been issued and redeemed.

                                   ARTICLE VI

     SECTION 1. The management, conduct and control of the business of this corporation shall be vested in a Board of Directors which shall exercise all of the powers that may be exercised or performed by this corporation under these Articles, its Bylaws and the applicable statutes of the United States and the several states thereof.

     SECTION 2. The Board of Directors of this corporation shall have the authority to accept or reject subscriptions for shares made after the incorporation thereof, to authorize the sale of shares of this corporation, and to set the terms and conditions of such sale.

     SECTION 3. The Board of Directors shall from time to time determine the consideration for which the corporation shall issue and sell its shares, provided that such consideration shall not be less than the asset value determined as prescribed in the Bylaws. The Board of Directors may delegate to a committee thereof or to officers or employees of the corporation the periodic calculation of asset value and selling or public offering price, provided that said calculation shall be in accordance with such method as is prescribed in the Bylaws.

     SECTION 4. The Board of Directors shall from time to time fix and determine the dividends and distributions to be paid by the corporation upon the shares thereof, and the time and manner of payment thereof.

                                   ARTICLE VII

     The Board of Directors of this corporation shall have authority to make and alter the Bylaws, subject to the power of the shareholders to change or repeal such Bylaws.

                                  ARTICLE VIII

     SECTION 1. The Board of Directors shall consist of such number of directors not less than three or more than eleven as shall be stated in the Bylaws, or, in the absence of a controlling provision in the Bylaws, as shall be determined by the shareholders at any regular meeting.

     SECTION 2. The terms of office of the directors of this corporation shall be for a period until their respective successors are elected and qualified. If a vacancy occurs during the term of

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any director, then a successor director to serve during the unexpired portion of said term may be elected by the remaining directors.

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